Exhibit 99.1

PETMED EXPRESS D/B/A 1-800-PETMEDS ANNOUNCES ITS SECOND QUARTER FINANCIAL RESULTS

AND ITS $0.19 PER SHARE QUARTERLY DIVIDEND

Second Quarter Net Income Increased 9%

Second Quarter Sales Increased 7%

Pompano Beach, Florida, October 24, 2016 - PetMed Express, Inc. (NASDAQ: PETS) today announced its financial results for the quarter ended September 30, 2016. Net income was $4.9 million, or $0.24 diluted per share, compared to net income of $4.5 million, or $0.22 diluted per share, for the quarter ended September 30, 2015, an 8.8% increase to net income. Net income for the six months ended September 30, 2016 was $11.5 million, or $0.56 diluted per share, compared to net income of $10.3 million, or $0.51 diluted per share, for the six months ended September 30, 2015, a 12% increase to net income. Net sales for the quarter ended September 30, 2016 were $60.8 million, compared to $56.7 million for the quarter ended September 30, 2015, an increase of 7.2%. Net sales for the six months ended September 30, 2016 were $133.3 million, compared to $128.4 million for the six months ended September 30, 2015, an increase of 3.8%. New order sales increased 6.3% to $10.7 million for the quarter ended September 30, 2016, compared to $10.1 million for the same quarter in the prior year. The Company’s online sales for the quarter ended September 30, 2016 were approximately 82% of all sales, compared to 81% for the same quarter the prior year.

Menderes Akdag, CEO and President, commented: “During the September quarter we saw increases in both our new order and reorder sales, with reorder sales increasing 7.4% to $50.1 million for the quarter ended September 30, 2016 compared to $46.7 million for the same quarter the prior year. Our new customer acquisition costs were reduced to $33 for the quarter ended September 30, 2016, compared to $49 for the same period in the prior year. We also saw continued improvement on our bottom line results for the quarter ended September 30, 2016, due to a reduction in our operating expenses, which decreased by about 384 basis points, attributable to a reduction in advertising spending. Cash flow from operations was $27.8 million for the six month ended September 30, 2016, compared to $14.0 million for the six month ended September 30, 2015, with a majority of the increase due to a reduction in inventory. We are currently preparing to move into our new corporate headquarters and distribution facility, which is expected to occur in our third fiscal quarter.”

The Board of Directors declared a quarterly dividend of $0.19 per share on the Company’s common stock. The dividend will be payable on November 18, 2016, to shareholders of record at the close of business on November 7, 2016. The Company intends to continue to pay regular quarterly dividends; however the declaration and payment of future dividends is discretionary and will be subject to a determination by the Board of Directors each quarter following its review of the Company’s financial performance.

This morning at 8:30 A.M. Eastern Time, Mr. Akdag will host a conference call to review the quarter’s financial results. To access the call, which is open to the public, please dial (888) 455-1758 (toll free) or (203) 827-7025. Callers will be required to supply PETMEDS as the passcode. For those unable to participate in the live event, the call will be available for replay from 10:00 A.M. on October 24, 2016 until November 7, 2016 at 11:59 P.M. To access the replay, call (800) 839-2310 (toll free) or (203) 369-3635 and enter passcode 5500.

Founded in 1996, PetMed Express is America’s Largest Pet Pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats at competitive prices direct to the consumer through its 1-800-PetMeds toll free number and on the Internet through its website at www.1800petmeds.com.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2016. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 954-979-5995.

Exhibit 99.1 Page 1 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	September 30,	March 31,
	2016	2016
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$51,896	$37,639
Accounts receivable, less allowance for doubtful accounts of $10 and $13, respectively	1,369	1,724
Inventories - finished goods	14,820	25,586
Prepaid expenses and other current assets	6,486	2,435
Prepaid income taxes	21	243
Total current assets	74,592	67,627

Noncurrent assets:
Property and equipment, net	20,576	20,929
Intangible assets	860	860
Deferred tax assets	499	863
Total noncurrent assets	21,935	22,652

Total assets	$96,527	$90,279

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,147	$5,004
Accrued expenses and other current liabilities	2,416	2,080
Total liabilities	8,563	7,084

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value, 5,000 shares authorized; 3 convertible shares issued and outstanding with a liquidation preference of $4 per share	9	9
Common stock, $.001 par value, 40,000 shares authorized; 20,527 and 20,447 shares issued and outstanding, respectively	21	20
Additional paid-in capital	5,932	4,871
Retained earnings	82,002	78,295

Total shareholders' equity	87,964	83,195

Total liabilities and shareholders' equity	$96,527	$90,279

Exhibit 99.1 Page 2 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands, except for per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Sales	$60,791	$56,725	$133,278	$128,359
Cost of sales	42,727	37,812	92,762	86,480

Gross profit	18,064	18,913	40,516	41,879

Operating expenses:
General and administrative	5,747	5,388	11,845	11,187
Advertising	4,382	6,249	10,142	14,134
Depreciation	204	186	398	377
Total operating expenses	10,333	11,823	22,385	25,698

Income from operations	7,731	7,090	18,131	16,181

Other income:
Interest income, net	32	55	60	105
Other, net	23	(4)	76	(8)
Total other income	55	51	136	97

Income before provision for income taxes	7,786	7,141	18,267	16,278

Provision for income taxes	2,887	2,639	6,774	6,019

Net income	$4,899	$4,502	$11,493	$10,259

Net change in unrealized gain (loss) on short term investments	—	16	—	(19)

Comprehensive income	$4,899	$4,518	$11,493	$10,240

Net income per common share:
Basic	$0.24	$0.22	$0.57	$0.51
Diluted	$0.24	$0.22	$0.56	$0.51

Weighted average number of common shares outstanding:
Basic	20,234	20,126	20,208	20,100
Diluted	20,377	20,246	20,355	20,222

Cash dividends declared per common share	$0.19	$0.18	$0.38	$0.36

Exhibit 99.1 Page 3 of 4

PETMED EXPRESS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Six Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net income	$11,493	$10,259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	398	377
Share based compensation	946	777
Deferred income taxes	364	4
Bad debt expense	352	227
(Increase) decrease in operating assets and increase (decrease) in liabilities:
Accounts receivable	3	81
Inventories - finished goods	10,765	664
Prepaid income taxes	222	(60)
Prepaid expenses and other current assets	1,764	(86)
Accounts payable	1,143	2,125
Income taxes payable	—	(50)
Accrued expenses and other current liabilities	335	(277)
Net cash provided by operating activities	27,785	14,041

Cash flows from investing activities:
Net change in investments	—	(33)
Purchases of property and equipment	(5,859)	(175)
Net cash used in investing activities	(5,859)	(208)

Cash flows from financing activities:
Dividends paid	(7,784)	(7,358)
Excess tax benefits related to restricted stock	115	92
Net cash used in financing activities	(7,669)	(7,266)

Net increase in cash and cash equivalents	14,257	6,567
Cash and cash equivalents, at beginning of period	37,639	35,613

Cash and cash equivalents, at end of period	$51,896	$42,180

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$6,186	$6,033

Prepaid property and equipment in current assets	$5,815	$—

Dividends payable in accrued expenses	$144	$154

Exhibit 99.1 Page 4 of 4